                                                                      Exhibit 99
Cognigen Networks, Inc.                     NEWS RELEASE

6405 218th Street, SW, Suite 305
Mountlake Terrace, Washington 98043                  For Immediate Release at 9:30AM /PDT
                                                              Tuesday, September 21, 2004
www.cognigen.com

Cognigen Networks, Inc. Reports FY 2004 Financial Results:
Cash Flows from Operations Double Over Previous Year As Expenses Are Reduced

Mountlake Terrace, Washington,  September 21 /PRNewswire-First Call/ -- Cognigen
Networks,  Inc.  (OTC  Bulletin  Board:  CGNW-  news),  the  Seattle  area based
Internet-enabled  marketer of communications services and certificated reseller, today announced the audited financial results for the fiscal year ended June 30,
2004.  In its  annual  report  on Form  10-KSB  that it will  file with the SEC,
Cognigen will report annual revenue of $10,735,099,  a decrease of 1.7% compared to FY 2003, when the Company  realized  revenue of $10,916,272.  Cash flows from operations for fiscal 2004 were $227,938,  compared to $113,085 for fiscal 2003.
The Company  recorded a loss in income from operations of ($2,878,638) or a loss of approximately  $.32 per share due primarily to a one-time non-cash  write-off of goodwill  associated with the sale of its wholly owned  subsidiary,  Cognigen
Switching  Technologies,  and a  one-time  charge  of  $494,149  related  to the termination  of its  InTandem  Funding  Agreement.  Complete  details  of  these transactions  and full  financial  data will be able to be  obtained  from Edgar
Online and other similar sources in the Form 10-KSB report.

Cognigen's  president  and CEO,  Thomas S. Smith,  commented,  "Fiscal Year 2004 brought  significant  changes in the Company's  corporate  structure.  First, we concluded  the  sale  of  Cognigen  Switching  Technologies  as  part  of a cost containment  strategy  that is  producing  savings of  approximately  $25,000 to
$30,000 per month while  maintaining the delivery of services at presale levels.
Second,  we concluded the funding  agreement  with InTandem that resulted in our acquisition of that company while containing our future funding obligations.  As a further  reflection of Cognigen's  program to transition from vendor agency to reseller status,  telecommunication revenue increased $1,647,948 or 41% over the previous fiscal year while marketing commissions revenue decreased by $1,837,829 or 27% less than in FY 2003..  While the overall  lack of revenue  growth is not acceptable,  it does reflect general  conditions  within our sector of marketing telecommunication  services.  To  counteract  this trend,  Cognigen has moved to expand its proprietary  customer base.  Success in this endeavor can be measured by the 136% increase in the number of proprietary  customers  Cognigen gained in fiscal year 2004.  The number of proprietary  customers grew from  approximately
11,000 in FY 2003 to 26,000 as of June 30, 2004."

Mr. Smith, concluded,  "Cognigen's selling,  general and administrative expenses for FY 2004  decreased by $124,094  compared to FY 2003, a 3%  reduction."  This trend  is  expected  to  continue  with  the  cost  and  expense  reductions  of approximately  $20,000 per month over and above the $25,000 to $30,000 per month created by the sale of Cognigen Switching Technologies."

About Cognigen

Cognigen  Networks,  Inc. based in Seattle,  Washington,  offers a wide range of telecommunication  services  and related  technology  products via its Web site,
http://www.cognigen.com.    Cognigen's   robust   marketing   engine   harnesses
distribution  channels  featuring a prominent  Internet  presence,  a network of
independent  agents  and  several  affiliate  groups,   each  having  their  own
customized Web site. Cognigen's agent initiated sales as well as those generated directly off its main website are fulfilled via proprietary  software  utilizing the  Internet.  Cognigen  resells the services of industry  leaders such as AT&T
Wireless,  Broadvox, CNM Network,  Nextel,  PowerNetGlobal Sprint, Talk America,
T-Mobil,  Verizon and Z-Tel.  Cognigen is authorized to operate as an interstate and  international  carrier  under  Section  214 of  the  rules  of the  Federal
Communications  Commission  and is  regulated  by some  state  commissions  as a
reseller  of  intrastate  long  distance   telecommunications   services.  Since
September of 1999,  Cognigen has sold,  on behalf of its vendors and for its own account, services and products to approximately 770,000 customers worldwide.

The information herein contains forward-looking statements,  including,  without limitation,  statements relating to Cognigen Networks, Inc. Although the Company believes that the expectations  reflected in the forward-looking  statements are reasonable,  no assurance can be given that such  expectations  will prove to be correct.  The  forward-looking  statements  involve risks and uncertainties that affect the Company's  business,  financial  condition and results of operations, including  without  limitation,  the  Company's  possible  inability  to  become certified  as  a  reseller  in  all  jurisdictions  in  which  it  applies,  the possibility  that the Company's  proprietary  customer base will not grow as the
Company expects,  the Company's  inability to obtain additional  financing,  the
Company's  possible lack of producing agent growth,  the Company's possible lack of revenue  growth,  the  Company's  possible  inability to add new products and services  that generate  increased  sales,  the Company's  possible lack of cash flows,  the  Company's  possible  loss  of key  personnel,  the  possibility  of telecommunications rate changes and technological changes and the possibility of increased competition. Many of these risks are beyond the Company's control. The
Company is not entitled to rely on the safe harbor  provisions of Section 27A of the  Securities  Act of 1933,  as  amended,  or  Section  2lE of the  Securities
Exchange Act of 1934, as amended, when making forward- looking statements.

Source:  Cognigen Networks, Inc.

                  Contact:          Thomas S. Smith
                                    Meridian Center - 9800 Mt. Pyramid Court, Ste 400
                                    Englewood, CO 80112

                                    720-895-1912 voice
                                    720-895-1917 fax
                                    toms@ld.net